SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                             ---------------------



Date of Report (Date of earliest event reported)     August 31, 2000
                                                -----------------------------


                           WORLDCAST INTERACTIVE, INC.
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             (Exact name of registrant as specified in its charter)


         Florida                    0-24283                65 062 3427
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(State or other jurisdiction    (Commission File          (IRS Employer
 or incorporation)                  Number)            Identification No.)


    2821 East Commercial Boulevard, Suite 202, Fort Lauderdale, Florida 33308
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          (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code       (954) 771-7950
                                                   -----------------------------


            20283 State Road 7, Suite 300, Boca Raton, Florida 33498
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          (Former name or former address, if changed since last report)



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ITEM 5.  Other Events.
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         WorldCast Interactive, Inc. ("WorldCast") and its wholly-owned subsidiary, ConvergIT, Inc. ("ConvergIT"), have entered into an Agreement and Plan of Merger , originally dated May 8, 2000 ("Merger Agreement") with Cable Tech, Inc. ("Cable Tech") and Cable Tech's wholly-owned subsidiary, Lyncs Technologies, Inc. ("Lyncs Technologies"). The Merger Agreement provided, among other things that upon the terms and subject to conditions therein, for the merger of ConvergIT into Cable Tech. Cable Tech, the surviving corporation, became a wholly-owned subsidiary of WorldCast. Cable Tech and ConvergIT made the appropriate filings to complete the Merger Agreement with the State of California and State of Florida on August 31, 2000 and August, 17, 2000, respectively.

         Under the Merger Agreement, all of the shares of capital stock of Cable Tech issued and outstanding are exchanged for 865,067 shares of Series B Convertible Preferred Stock of WorldCast. The owners of Series B Convertible Shares are entitled to convert those preferred shares to common shares on a semi-annual basis. Each preferred share has voting rights equivalent to 4.6245 shares of WorldCast common stock and shall be converted into 4.6245 shares of WorldCast common stock upon the election of the preferred shareholder. Preferred shareholders are also provided with liquidation preferences in the amount equal to $9.25 per share, adjusted to reflect a price increase of 10% per annum, compounded daily, plus any and all accrued and unpaid dividends. The preferred shareholders shall elect a majority of WorldCast's board of directors if WorldCast fails to obtain the following requirements by June 30, 2001:

         1)       obtaining of $5,000,000 of funding;

         2) increase Cable Tech's "run rate" by $5,000,000 during the 12 month period ended June 30, 2001;

         3) obtain a listing of WorldCast's common stock on the OTC bulletin Board; and

         4) settle all Cable Tech's debts and obligations secured by personal guarantee or surety agreements existing as of June 30, 2000.

If WorldCast fails to obtain the requirements by June 30, 2001, the preferred shareholders will retain the right to elect a majority of the board of directors until the Company satisfies the above requirements.

         In connection with the execution of the Merger Agreement, WorldCast, Perrins Management Corporation ("Consultant") and Robert H. Perrins, Jr., entered into a Consulting Agreement ("Consulting Agreement"). Under this Agreement, the Consultant shall provide consulting services to WorldCast for a period of one year commencing July 1, 2000. In consideration of the services, Mr. Perrins shall be granted and issued 7,760,000 units of WorldCast share appreciation rights ("SAR") convertible into 7,760,000 shares of


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common stock of WorldCast at a conversion ratio of 1:1 or, at the sole election of Mr. Perrins, each SAR unit may be converted into cash at the rate of $.40 per SAR unit, subject to a claw-back provision set forth in the Consulting Agreement. The claw-back provision provides that in the event that the share price of common stock of WorldCast is $2.00 per share or more on July 1, 2001 (or 90 days prior thereto), then 3,000,000 of the 7,760,000 SAR units issued to Bob Perrins will be canceled and the total consideration Bob Perrins is entitled will be the remaining SAR units. In further consideration of the services to be provided by the Consultant, WorldCast shall pay the Consultant a consulting fee of $20,833.00 per month for an additional term of 2 years.

         In addition, WorldCast, Perrins Management Corporation, and Robert H. Perrins, Jr., entered into a financial accommodation agreement pursuant to which WorldCast will issue Mr. Perrins 1,187,104 shares of WorldCast common stock, in lieu of and in full satisfaction of a repayment of a loan payable to Mr. Perrins in the amount of $454,008.39.

         The foregoing summaries of the Merger Agreement and Consulting Agreement are qualified in their entirety by reference to the full text of such agreements, a copy of which are filed hereto.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
         -------------------------------------------------------------------

         a.       Financial Statements

                  The Company shall file financial statements by an amendment to this Form 8-K within 60 days from the due date of this filing.

         b.       Exhibits

                  1(a) Agreement and Plan of Merger dated May 8, 2000 by and among WorldCast Interactive, Inc., ConvergIT, Inc., Cable Tech, Inc., and Lyncs Technologies, Inc.

                  1(b) Amendment to Agreement and Plan of Merger dated June 30, 2000.

                  1(c) Second Amendment to Agreement and Plan of Merger dated July 24, 2000.

                  2(a) Consulting Agreement between WorldCast Interactive, Inc., Perrins

                          Management Corporation and Robert H. Perrins, Jr., dated May 8, 2000.

                  2(b)    Addendum to Consulting Agreement dated June 30, 2000.

                  2(c)    Certificate of Determination of Share Appreciation
                          Rights.


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                  3(a)    Articles of Amendment to the Articles of Incorporation
                          designating Series B Preferred Stock.

                  3(b)    Articles of Merger filed with State of Florida.

                  3(c)    Merger Agreement filed with the State of California.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               WORLDCAST INTERACTIVE, INC.


                                               By: /s/ Robert S. Kelner
                                                   -----------------------------
                                                   Robert S. Kelner, President

DATED: September 5, 2000



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